As filed with the U.S. Securities and Exchange Commission on September 1, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Weatherford International plc
(Exact name of registrant as specified in its charter)

Ireland	2000 Saint James Place, Houston, Texas 77056	98-0606750
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices, including Zip Code)	(I.R.S. Employer Identification No.)

Assumed awards pursuant to:
NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan
(Full title of the plan)

Scott C. Weatherholt
Executive Vice President, General Counsel and Chief Compliance Officer
Weatherford International plc
2000 Saint James Place
Houston, Texas 77056
(Name and address of agent for service)

(713) 836-4000
(Telephone number, including area code, of agent for service)
Copies to:
Jonathan B. Newton
Heath C. Trisdale
King & Spalding LLP
1100 Louisiana St., Suite 4100
Houston, Texas 77002
(713) 751-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☐

		Emerging growth company:	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 1, 2026 (the “Closing Date”), Weatherford International plc, an Irish public limited company (“Weatherford”) acquired NCS Multistage Holdings, Inc., a Delaware corporation (“NCS”), pursuant to that certain Agreement and Plan of Merger, dated as of May 31, 2026 (the “Merger Agreement”), by and among Weatherford, NCS, and Trinity Bell Sub, Inc., a Delaware corporation and wholly owned subsidiary of Weatherford (such transaction, the “Merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Weatherford assumed each restricted stock unit of NCS (each, a “NCS RSU”) and each equivalent stock unit of NCS (each, a “NCS ESU” and, together with the NCS RSUs, the “Assumed RSUs”) (other than each NCS RSU granted to a non-employee director of the NCS) that was outstanding immediately prior to closing, whether or not vested. Each Assumed RSU continues to have, and be subject to, the same terms and conditions, including vesting and forfeiture restrictions, provided that (a) with respect to each NCS ESU, the Max Value Cap (as defined in the applicable award agreement) ceased to apply to such NCS ESU, and (b) each Assumed RSU was converted into an award covering a number of ordinary shares, par value $0.001 per share, of Weatherford (“Ordinary Shares”) equal to the product of the number of shares of common stock of NCS subject to the Assumed RSU immediately prior to the Effective Time, multiplied by the Share Consideration Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole share.
Additionally, Weatherford assumed each performance stock unit of the NCS that was outstanding immediately prior to closing, whether or not vested (each, an “Assumed PSU”). Each Assumed PSU continues to have, and be subject to, the same terms and conditions, including vesting and forfeiture restrictions, except that (a) the performance goals were deemed satisfied at the greater of target and actual level of achievement as of the date of the Merger Agreement, as determined by the NCS’s board of directors, and (b) each Assumed PSU was converted into an award covering a number of Ordinary Shares equal to the product of the number of shares of common stock of NCS subject to the Assumed PSU immediately prior to the Effective Time (with performance determined in accordance with clause (a)), multiplied by the Share Consideration Exchange Ratio, rounded down to the nearest whole share.

At the Effective Time, among other things, Weatherford assumed or became successor to all of NCS’s obligations under the NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”), including the share reserves remaining available for issuance with respect to outstanding and future awards under the Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Weatherford to register (i) 104,501 aggregate Ordinary Shares issuable under the Plan pursuant to the settlement of the Assumed RSUs and (ii) 70,937 aggregate Ordinary Shares issuable under the Plan pursuant to the settlement of the Assumed PSUs.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as a prospectus or prospectus supplement, pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Weatherford with the SEC are incorporated by reference into this Registration Statement:

(i)Weatherford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”), filed with the SEC on February 4, 2026;
(ii)Weatherford’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2026 (solely with respect to those portions that were incorporated by reference into the 2025 Form 10-K);
(iii)Weatherford’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 13, 2026;
(iv)Weatherford’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on April 22, 2026, and for the quarter ended June 30, 2026, filed with the SEC on July 22, 2026;
(v)Weatherford’s Current Reports on Form 8-K filed with the SEC on January 27, 2026, April 2, 2026, June 1, 2026, June 11, 2026, and on September 1, 2026 (other than any portions thereof deemed furnished and not filed); and
(vi)The description of Weatherford’s Ordinary Shares contained in its Registration Statement on Form 10, filed with the SEC on March 29, 2021, as updated by Exhibit 4.1 to the 2025 Form 10-K, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by Weatherford with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that Weatherford discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty, or breach of trust by a director in relation to Weatherford. The exceptions allow a company to: (i) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal, (a) in which judgment is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Weatherford’s memorandum and articles of association include a provision which, subject to the provisions of the Irish Companies Act as aforesaid, entitles every present and former director and other officer of Weatherford and each other person who is or was serving at the request of Weatherford as a director, officer, employee, or agent of another company, or of a partnership, joint venture, trust, or other enterprise or non-profit entity, including service with respect to employee benefit plans maintained or sponsored by Weatherford (including the heirs, executors, administrators, and estates of such persons) to be indemnified and held harmless by Weatherford to the fullest extent permitted by law against all costs, charges, losses, expenses, and liabilities incurred by him or her in the execution and discharge of his or her duties in relation thereto.

In addition, Weatherford and Weatherford International Ltd., an indirect, wholly owned subsidiary of Weatherford, have entered (and/or, if required, any other subsidiary of Weatherford may enter) into indemnification agreements (or deed poll indemnities) with or as to each of Weatherford’s directors and certain officers as well as with individuals serving as directors, officers, employees, agents, or fiduciaries of our subsidiaries or any other company, corporation, joint venture, trust, employee benefit plan, or other entity or enterprise or by reason of anything done or not done by such person in any capacity providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law.

As permitted by Irish law, Weatherford has also taken out directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number.	Description
3.1
Amended and Restated Memorandum and Articles of Association of Weatherford (incorporated by reference from Exhibit 3.1 to Weatherford’s Current Report on Form 8-K filed with the SEC on December 18, 2019)

5.1*	Opinion of Matheson LLP
23.1*	Consent of KPMG LLP, independent registered public accounting firm for Weatherford
23.2*	Consent of Matheson LLP (included in Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included on the signature page hereto)
99.1*	NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan
107*	Filing Fee Table
___________
*Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on September 1, 2026.

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Scott C. Weatherholt
Name:	Scott C. Weatherholt
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each of the undersigned officers and directors of the registrant has made, constituted, and appointed, and does hereby make, constitute, and appoint, Scott C. Weatherholt and Beth Ann Dranguet, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power to act alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Girishchandra K. Saligram	President, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2026
Girishchandra K. Saligram

/s/ Anuj Dhruv	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2026
Anuj Dhruv

/s/ Desmond J. Mills	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 1, 2026
Desmond J. Mills

/s/ Charles M. Sledge	Chairman of the Board and Director	September 1, 2026
Charles M. Sledge

/s/ Steven Beringhause	Director	September 1, 2026
Steven Beringhause

/s/ Benjamin C. Duster IV	Director	September 1, 2026
Benjamin C. Duster IV

/s/ Neal P. Goldman	Director	September 1, 2026
Neal P. Goldman

/s/ Jacqueline Mutschler	Director	September 1, 2026
Jacqueline Mutschler

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

/s/ Scott C. Weatherholt	Authorized U.S. Representative	September 1, 2026
Scott C. Weatherholt